EXHIBIT 11

Boron, LePore & Associates, Inc.

Compuation of Net Income Per Share

(unaudited)

Primary

                                              Three Months Ended       Nine Months Ended
                                                 September 30,           September 30,
                                            ----------------------  ----------------------
                                               1997        1996        1997      1996
                                            ----------  ----------  ----------  ----------
Net income                                  $1,074,366  $1,646,152  $3,380,229  $2,866,360
                                            ----------  ----------  ----------  ----------
Weighed average common
  shares outstanding                         7,747,958               7,563,878
Weighted average common
  share equivalents                            310,068                 310,068
Total weighted common and
  common share equivalents
  outstanding                                8,058,026               7,873,946
                                            ----------              ----------
Net income per share                             $0.13                   $0.43
                                            ==========              ==========